EXHIBIT 5.1

[Opinion of Pearl Cohen Zedek Latzer Baratz LLP]

Zion Oil & Gas, Inc.

12655 North Central Expressway, Suite 1000

Dallas, TX  75243

March 31, 2016

Ladies and Gentlemen

We have acted as counsel to Zion Oil & Gas, Inc. (the “Company”). We are rendering this opinion in connection with the issuance by the Company of 360,000 non-transferrable subscription rights (the “Rights”) to purchase up to $72,000,000 in principal amount of the Company’s 10% Convertible Senior Bonds par value $100 due May 2, 2021 (the “Notes”) to holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”) as of the record date of October 15, 2015. Each Right consists of two (2) Notes. The Rights and Notes are being issued and/or offered and sold, as applicable, under a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2014 (Registration Nos. 333-193336) (as amended by pre-effective Amendment No.1, the “Registration Statement”), including a base prospectus dated March 27, 2014 (the “Base Prospectus”) and a prospectus supplement dated October 21, 2015 (the “Prospectus Supplement” and together with the Base Prospectus the “Prospectus”).

The Notes will be issued in the form set forth in the Supplemental Indenture dated as of October 21, 2015 (the “Supplemental Indenture”) by and between the Company and American Stock Transfer & Trust Company, LLC (the “Trustee”). The Notes are convertible into shares of the Company’s Common Stock at the option of the holder and the Company is authorized, at its option, to make periodic payments in respect of interest on the Notes and to repay the outstanding principal on the Notes at their scheduled maturity in shares of Common Stock, the number of which are currently indeterminate (all such issuances of Common Stock upon conversion of the Notes by the holders and in respect of the payment by the Company of interest and principal being the “Conversion Shares”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation and the Restated By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement and the Issuance, (iii) the Registration Statement and the exhibits thereto and the Prospectus (iv) the form of subscription rights certificate in respect of the Rights and (v) the Supplemental Indenture and the Notes .

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company. We have also assumed that the stock certificates evidencing the Shares will conform to the specimen common stock certificate examined by us and will be duly executed and delivered.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1) The Rights were duly authorized and were validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2) The Notes were duly authorized and, when issued, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3) When the Conversion Shares are issued in accordance with the terms of the Notes and the Supplemental Indenture, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Issuance.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Very truly yours,

/s/ Pearl Cohen Zedek Latzer Baratz LLP
Pearl Cohen Zedek Latzer Baratz LLP